UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT F 1934

Date of Report: June 3, 2008

Commission File Number: 333-138471

DANA RESOURCES
(Exact name of registrant as specified in its charter)

WYOMING
(State or other jurisdiction of incorporation)

Pushkinska 20 – 3, Kiev, Ukraine
(Address of principal executive offices)

380 44 331 6201
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
Item 5.01 Change in Control of Registrant
Item 5.06 Change in Shell Company Status

On June 3, 2008 Dana Resources ( “we” “our” “us”) completed the purchase of 19 patented and unpatented base and precious metal mining properties (the “Properties”) located in the provinces of Chumbivilcas, Recuay, Piura, Huaytara, Pallasca, and Huancabamba, Peru, from SMRL Angelo XXI, a Peruvian corporation. The purchase was completed pursuant to the Agreement for the Assignment of Mining Rights (the “Angelo XXI Agreement”) between us and SMRL Angelo XXI entered into on June 3, 2008, which agreement replaced the letter of intent between us and SMRL Angelo XXI entered into on March 8, 2008 as disclosed in our report on Form 8-K filed on March 13, 2008.

The purchase price of the property 25,000,000 restricted shares of our common stock valued at $1.1699 per share for a total value of $29,247,500, based on the closing price of our common stock as quoted on the OTC Bulletin Board on June 3, 2008. SMRL Angelo XXI is also entitled to receive a net production royalty of 1.5% of the proceeds of minerals mined and sold from the Properties. We are also responsible for all costs associated with transferring and maintaining the title to the Properties, including payment of $23,000 in past due annual maintenance fees.

In accordance with the agreement 23,000,000 and 2,000,000 of the shares payable in respect of the purchase price were issued respectively to Elmer Moises Rosales Castillo of San Isidro, Lima, Peru and SMRL Virgen De Las Nieves IV, a Peruvian corporation. The agreement restricts any sale or transfer of the shares until May 16, 2010. Additionally, we have agreed to appoint Mr. Elmer Moises Rosales Castillo as chairman of our Board of Directors and as general manager of a Peruvian subsidiary of Dana Resources to be incorporated. We have agreed to pay to Mr. Rosales Castillo or his appointee $10,000 per month for his director and managerial services. Any amounts paid to Mr. Rosales Castillo in respect of fees for services will be deductible from any net production royalties payable to SMRL Angelo XXI.

Mr. Rosales Castillo is the president of both SMRL Angelo XXI and SMRL Virgen De Las Nieves IV. To our knowledge, Mr. Rosales Castillo has sole voting and dispositive control with regard to securities held by SMRL Virgen De Las Nieves IV. The issuance of the 25,000,000 shares brings our total issued and outstanding common stock to 75,200,710 and gives Mr. Rosales Castillo dispositive and voting control of approximately 33% of our issued and outstanding capital stock.

There was no material relationship between us or our affiliates and SMRL Angelo XXI, other than in respect of the material definitive agreement entered into.

As a result of our acquisition of the Properties, we are no longer a shell company as defined in Rule 12b-2 of the Exchange Act.

DESCRIPTION OF BUSINESS:

We were incorporated in Wyoming on July 21, 2006 as Danapc.com. Formerly, our business was to build and market an educational website on the subject of personal computing. Until recently our activities have been limited to organizational matters and developing our former website, www.danapc.com. Though that website may still be accessible at the time this report is filed, we are in the process of deactivating it. On February 20, 2008 we amended our articles of incorporation to change our name to Dana Resources. The change of our name coincided with our decision to abandon our former business activities and to engage in the acquisition, exploration and development of mineral properties. Also on February 20, 2008, we amended our articles of incorporation to effect a 70-for-1 forward stock split which was paid on February 21, 2008. Our share price changed to reflect the forward split on February 21, 2008. The rights of our shareholders were not changed as a result of the forward split. The new CUSIP number for our common stock is 235845-10-4. Additionally, certain of our shareholders cancelled shares held by them in connection with the forward stock split. The cancelled shares represent all of the 5,640,000 (pre-split) shares that were subject to a Lockup Agreement dated July 31, 2007, as well as 9,642, 847 (pre-split) shares owned by our former officer and director. The total number of cancelled shares is 15,282,847 shares, resulting in 717,153 shares outstanding before the forward stock split and 50,200,710 shares after the forward stock split became effective.

We have not yet earned any revenues and have had operational losses to date, as well as an accumulated shareholder deficit. As of March 31, 2008, we had incurred net losses since inception in the amount of $83,068. We do not expect to generate revenues in the next two years. We may not generate revenues even if our exploration program indicates that mineral deposits may exist on our mineral concessions.

Our common stock became eligible for trading on the FINRA-operated Over-the-Counter Bulletin Board (“OTCBB”) in September 2007. Our common stock is traded under the ticker symbol “DANR.OB”. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for over-the-counter equity securities. OTCBB securities are traded by a community of market makers that enter quotes and trade through a sophisticated computer network. Information on the OTCBB can be found at www.otcbb.com. We have not paid any dividends on our common stock. We currently intend to retain any earnings for use in our business, and therefore do not anticipate paying cash dividends in the foreseeable future.

RISK FACTORS

Risks Related to Our Operating Results and Business

1. The report of our independent accountants on our financial statements for the period ended March 31, 2008 includes a "going concern" qualification, meaning that there is substantial doubt about our ability to continue in operation. Because we do not have any revenues, we expect to incur operating losses for the foreseeable future.

The report cited the following factors in support of our accountant's conclusion: (i) the losses we incurred from our inception until the period ended March 31, 2008; (ii) our lack of operating revenue; and (iii) our dependence on sale of equity securities and receipt of capital from outside sources to continue in operation. From inception to March 31, 2008, we accumulated a loss of $83,068. We have never earned revenues and we have never been profitable. Prior to completing exploration on our mineral properties, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. If we are unable to obtain additional financing from outside sources and eventually produce revenue, we may be forced to sell our assets, curtail or cease the exploration of our mineral concessions. In any event, investors in our common stock could lose all or part of their investment.

2. Because we have not yet commenced exploration of our Peruvian mineral properties, we face a high risk of business failure and this could result in a total loss of your investment.

We have not yet begun the exploration of our mineral properties, and thus have no way to evaluate the likelihood of whether we will be able to operate our business successfully. To date, we have been involved primarily in organizational activities acquiring an interest in a group of mineral properties. We have not yet prepared a plan of exploration. We have not earned any revenues and have not achieved profitability as of the date of this report. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems and unforeseen expenses relating to exploration of our mineral concessions. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will likely fail and you will lose your entire investment in this offering.

3. We have not completed a plan of exploration and have not anticipated the cost of exploring our mineral properties. There is no assurance that we will be able to accurately anticipate the cost of exploring our mineral properties or obtain the financing necessary to complete any plan of exploration. This could prevent us from achieving revenues.

We intend to complete a plan of exploration of our mineral properties once we have completed the title registration of the concessions. Our plan of operation will include a budget for a planned exploration program. However, there is no assurance that our actual costs will not exceed the budgeted costs. Factors that could cause actual costs to exceed budgeted costs include increased prices due to competition for personnel and supplies, unanticipated problems in completing the exploration program and delays experienced in completing the exploration program. Increases in exploration costs could result in us not being able to carry out our exploration program without additional financing. There is no assurance that we would be able to obtain additional financing in this event. This could prevent us from achieving revenues.

4. Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business, which could cause us to liquidate our assets and go out of business.

The search for valuable minerals involves numerous hazards. In the course of carrying out exploration of our mineral concession, we may become subject to liability for such hazards, including pollution, cave-ins, lost circulations, stuck drill steel, adverse weather precluding drill site access and other hazards against which we cannot insure or against which we may elect not to insure. . There are also physical risks to the exploration personnel working in the Peruvian Andes mountains, often in poor climate conditions. We currently have no such insurance nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment in this offering.

5. If we discover commercial reserves of precious metals on our mineral property, we can provide no assurance that we will be able to successfully advance the mineral concessions into commercial production. If we cannot commence commercial production, we may not be able to achieve revenues.

Our mineral properties do not contain any known bodies of ore. If our exploration programs are successful in establishing ore of commercial tonnage and grade on any of our mineral concessions, we will require additional funds in order to advance the mineral concessions into commercial production. In such an event, we may be unable to obtain any such funds, or to obtain such funds on terms that we consider economically feasible. If we do not raise enough money for production, we will have to delay production or go out of business. We may not be able to achieve any revenues, which will result in the loss of your investment.

6. Because access to our mineral concessions is often restricted by inclement weather, we may be delayed in our exploration and any future mining efforts, which could increase our operating expenses and prevent us from being profitable.

Access to our mineral concessions may be restricted my inclement weather. Inclement weather may result in significant delays in exploration efforts and may increase the costs of exploration, with the result that we may not be able to complete our exploration programs within the anticipated time frames or within our anticipated budgets, which could increase our operating expenses and prevent us from being profitable.

7. As we undertake exploration of our mineral concessions, we will be subject to compliance with comprehensive government regulation that may increase the anticipated time and cost of our exploration program, which could increase our expenses.

We will be subject to the mining laws and regulations of Peru as we carry out our exploration program. Exploration and exploitation activities are subject to all federal, provincial, and local laws, regulations and policies of Peru, including laws regulating the removal of natural resources from the ground and the discharge of materials into the environment. Exploration and exploitation activities are also subject to federal, provincial, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment.

Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental and other legal standards imposed by federal, provincial, or local authorities may be changed and any such changes may prevent us from conducting planned activities or increase our costs of doing so, which would have material adverse effects on our business. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may not be able to or elect not to insure against due to prohibitive premium costs and other reasons.

While our planned exploration program budgets for regulatory compliance, there is a risk that our mineral exploration and mining activities in Canada may be adversely affected in varying degrees by changing governmental regulations relating to the mining industry. Any laws, regulations or policies of any government body or regulatory agency may be changed, applied or interpreted in a manner which will alter and negatively affect our ability to carry on our business.

8. As we face intense competition in the mineral exploration and exploitation industry, we will have to compete with our competitors for financing and for qualified managerial, technical employees and geologists. Our inability to retain qualified people could cause us to cease operations.

Competition in the mining industry is intense, and we have limited financial and personnel resources with which to compete. Our mineral properties are in provinces of Chumbivilcas, Recuay, Huancabamba, Huaytara, and Piura, Peru, and our competition includes large established mining companies with substantial capabilities and with greater financial and technical resources than we have. Numerous companies headquartered in the United States, Canada and elsewhere throughout the world compete for properties on a global basis. We are an insignificant participant in the mining industry due to our limited financial and personnel resources. As a result of this competition, we may have to compete for financing and be unable to acquire financing on terms we consider acceptable. We may be unable to attract the necessary investment capital to fully explore and if warranted, develop our properties and unable to acquire other desirable properties.

We may also have to compete with the other mining companies in the recruitment and retention of qualified managerial, technical employees, geologists and other personnel. If we are unable to successfully compete for qualified employees, our exploration programs may be slowed down or suspended, which may cause us to cease operations as a company.

9. We are exposed to currency exchange risk which could cause our reported earnings or losses to fluctuate.

Since most of our expenses will be paid in the currency of Peru, the Nuevo Sol, and we intend to report our financial results in US dollars, we are subject to adverse changes in currency values that will be difficult to prevent. Our operations in the future could be affected by changes in the value of the Peruvian Nuevo Sol against the United States dollar. At the present time, since we have no production, we have no plans or policies to utilize forward sales contracts or currency options to minimize this exposure. If and when these measures are implemented, there is no assurance they will be cost effective or be able to fully offset the effect of any currency fluctuations.

In addition, we are exposed to currency exchange risk on any of our assets that we denominate in Canadian dollar. Since we present our financial statements in US dollars, any change in the value of the Canadian dollar we use relative to the US dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of some of our assets into US dollars. Consequently, our reported earnings or losses could fluctuate materially as a result of foreign exchange translation gains or losses.

10. As our business assets and our director and officer are located in Peru, investors may be limited in their ability to enforce U.S. civil actions against our assets or our directors and officers. You may not be able to receive compensation for damages to the value of your investment caused by wrongful actions by our director.

Our business assets are located in Peru and our sole director and officer is a resident of Peru. Consequently, it may be difficult for United States investors to affect service of process within the United States upon our assets or our director or officer, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under U.S. Federal Securities Laws. A judgment of a U.S. court predicated solely upon such civil liabilities may not be enforceable in Peru by a Peruvian court if the U.S. court in which the judgment was obtained did not have jurisdiction, as determined by the Peruvian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Peru against any of our assets or our director and officer predicated solely upon such civil liabilities. You may not be able to recover damages as compensation for a decline in your investment.

11. We may not be able to secure good title to the mineral concessions which we have purchase, which could delay or restrict the exploration and development of those concessions.

Although we have taken preliminary steps to verify title to mineral properties in which we have an interest, these procedures do not guarantee our title to those properties. Such properties may be subject to prior agreements or transfers and title may be affected by undetected defects. The costs and results of the exploration and development programs affect our profitability and value. Exploration for minerals involves many risks and may not result in any new economically viable mining operations or yield new reserves. Acquiring title to mineral properties is a detailed and time consuming process. We will take additional steps to verify and secure legal title to mineral properties in which we have or our seeking an interest. Although we will take every reasonable precaution to ensure that legal title to our properties is properly recorded in our name, there can be no assurance that such title will ultimately be secured on every property. The legal title to our properties depends on the appropriate and consistent application of the laws in the country in which we operate.

12. Changes in Peruvian royalty regulations could increase our operating costs.

Our ability to conduct future exploration and development activities is subject to changes in government regulations and shifts in political attitudes over which we have no control. Existing laws in Peru require royalties of 1% to 3% of net smelter returns to be charged on Peruvian mining production. However, future changes in the government mandated royalties charged on mining operations in Peru could materially adversely affect our results of operations.

13. If Peru increases taxes in the future, there could be an adverse effect on the cost estimates that we have utilized in estimating mineralization, on our future operating costs and on our future profitability.

Although we currently have no revenues from our operations in Peru, we are required to pay taxes in Peru on earnings generated from our Peruvian operations and these taxes are subject to change in the future. Our future estimates regarding our planned operation will assume a current Peruvian tax rate, which may be increased in the future. Accordingly, our cost estimates may not represent an accurate statement of our future tax costs.

Risks Associated with Our Securities

14. Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

15. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Exchange Act which imposes additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

16. Our stock price may be volatile and as a result you could lose all or part of your investment. The value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock.

  Changes in the worldwide price for minerals;
  Disappointing results from our future exploration efforts;
  Failure to meet our revenue or profit goals or operating budget;
  Decline in demand for our common stock;
  Downward revisions in securities analysts' estimates or changes in general market conditions;
  Technological innovations by competitors or in competing technologies;
  Investor perception of our industry or our prospects; and
  General economic trends

MANAGEMENT’S DISCUSSION AND ANALYSIS OR RESULTS OF OPERATION

Management’s Discussion and Analysis of Financial Condition or Results of Operation for the year ended June 30, 2007 and for three month period ended March 31, 2008 are respectively incorporated by reference as Item 6 of our Report on Form 10-KSB filed on October 15, 2007 and Item 2 of our Report on Form 10-QSB filed May 20, 2008.

DESCRIPTION OF PROPERTY

Mineral Properties

On June 3, 2008 Dana Resources ( “we” “our” “us”) completed the purchase of 19 patented and unpatented base and precious metal mining properties located in the provinces of Chumbivilcas, Recuay, Piura, Huaytara, Pallasca, and Huancabamba, Peru, from SMRL Angelo XXI, a Peruvian corporation. The properties are listed in the following tables and described below. Maps of the properties and comprehensive information regarding their prior exploration are unavailable at this time.

Glossary:

Definition
Term
Andes

the world's longest exposed mountain range. They lie as a continuous chain of highland along the western coast of South America extending over seven countries: Argentina, Bolivia, Chile, Colombia, Ecuador, Peru and Venezuela.

Andesitic (Andesite) Argillic Basalt Biotite Breccia

pertaining to or containing andesite, an extrusive mineral composed dominantly of iron and magnesium.

pertaining to clay or clay minerals.

a common form of extrusive volcanic rock, rich in iron and magnesium.

a common terms for a silicate containing iron and magnesium.

a coarse-grained rock, composed of angular broken rock fragments held together by a mineral cement or in a fine-grained matrix; it differs from conglomerate in that the fragments have sharp edges and unworn corners. Breccia may originate as a result of the accumulation of rock fragments from cliffs or slopes, explosive igneous processes, collapse of rock material, or faulting.

Calipuy Group	a range of volcanic mountains.

Cretaceous	a geological period reaching from the end of the Jurassic Period (145.5 to 4 million years ago) to the beginning of the Paleocene Period (65.5 to 0.3 million years ago)
Cu Au Dacitic (Dacite) Diolite

an alloy of copper and gold.

pertaining to dacite, a mineral with the same general composition as andesite, but containing more quartz. The intrusive equivalent of andesite.

a group of plutonic rocks intermediate in composition between acidic and basic, sometimes containing a small amount of quartz.

Extrusive Eocene Epithermal Deposit Feldspar

a body of igneous rock that has crystallized from a molten magma below the surface.

a geologic period that extends between 55 and 34 million years ago.

a hydrothermal mineral deposit formed within about 1 km of the Earth's surface and in the temperature range of 50 to 200 degrees C, occurring mainly as veins.

any of a common group of rock forming minerals making up as much as 60% of the Earth's crust.

Goethite	a form of iron oxide also known as bog iron that is soft, spongy and porous, formed in bogs, marshes and swamps and having a yellow-ochre color. It is a source of iron and yellow ochre pigment.
Granite Granodiorite	a commonly occurring variety of intrusive igneous rock. an intrusive igneous rock similar to granite and formed by an intrusion of quartz rich magma.
Hematite	a form of iron oxide appearing in thin tablets or flakes with a metallic steel-gray and reddish-ochre streaked appearance.
Hornblende Hydrothermal Illite Intrusive Igneous Ignimbrites Iron Oxide Jurassic Kaolinite Lapilli

a common dark colored non-metallic rock.

of or pertaining to hot water or magmatic origin.

a general term for a group a three-layered clays.

a body of igneous rock that has crystallized from a molten magma below the surface.

a body of rock that has crystallized from a molten magma.

rocks formed by the widespread deposition and consolidation of ash flows.

a common compound of iron and oxygen; e.g., rust.

a geological period spanning from 145.5 to 4 million years ago.

a soft white oxide of aluminum formed by hydrothermal alteration of aluminum particles.

rocks produced by explosive or aerial ejection of ash, fragments and glassy materil from volcanic vents that may be either essential, accessory, or accidental in origin, of a size range that has been variously defined within the limits of 2 mm and 64 mm. The fragments may be either solidified or still viscous when they land (though some classifications restrict the term to the former).

Magmatic (Magma)	of, pertaining to, or derived from naturally occurring magma (molten rock generated within the Earth).
Magnetite Monzonite

an igneous rock appearing having high iron content and appearing in iron ore formations.

a common igneous intrusive rock. Quartz is a minor component (less than 10%) or is absent. Quartz monzonite contains more than 10% quartz.

Oligocene Phenocryst Paleozoic

a geologic period that extends between 34 million to 23 million years ago.

a term for large crystals or mineral grains floating in the groundmass of a porphyry.

a geological period spanning from roughly 542 million years ago to roughly 251 million years ago.

Phyllitic (Phyllite) Plagioclastic (Plagioclase) Plutonic (Pluton) Porphyric (Porphyry) Pyroclastic

pertaining to phyllite, a general term for minerals with a layered crystal structure.

pertaining to a plagioclase, any of a group of minerals within the feldspar family containing sodium and calcium feldspars.

pertaining to a pluton, a body of medium to coarse grained igneous rock that formed beneath the surface by crystallization of a magma pertaining to porphyry, an igneous rock of any composition that contains conspicuous phenocrysts in a fine-grained groundmass.

produced by explosive or aerial ejection of ash, fragments, and glassy material from a volcanic vent. Applied to the rocks and rock layers as well as to the textures so formed.

Pyritic (Pyrite) Quartz Quaternary Rhyolitic (Rhyolite) Sediment

pertaining to pyrite, a bronze to yellow coloured mineral containing high quantities of sulfur, commonly known as fool’s gold or iron sulfide.

any hard gold or silver ore, as distinguished from gravel or earth.

a geological period extending between 2 to 3 million years ago to the present.

pertaining to rhyolite, a commonly occurring variety of extrusive igneous rock.

any particulate matter that can be transported by fluid flow and which eventually is deposited as a layer of solid particles on the bed or bottom of a body of water or other liquid.

Sericite	a white, fine-grained mineral occurring as an alteration product of aluminum minerals, having a silky luster.
Silica/Silicate	any of numerous insoluble often complex metal salts that contain silicon and oxygen and constitute the largest class of minerals. They are used in building materials such as cement, bricks and glass.
Silicification	the introduction of, or replacement by, silica, generally resulting in the formation of fine- grained quartz, or opal, which may fill pores and replace existing minerals.
Tertiary Tectonic Pit Tonalitic (Tonalite) Tuff

a geological period that extends approximately 65 million to 1.8 million years ago.

a pit created by the shifting of the plates that form the Earth’s crust.

pertaining to tonalite, an igneous, plutonic rock generally containing more than 20% quartz.

a type of rock formed from volcanic ash ejected from vents during a volcanic eruption and forming on mountain walls.

COLLOTA PROJECT

		Surface Area
Name	Code No.		District	Province	Department
		(Hectares)
COLLOTA XXIII	01-01806-06	600	Catac	Recuay	Ancash
COLLOTA XXIV	01-02017-06	100	Catac	Recuay	Ancash
COLLOTA XXV	01-01876-06	300	Catac	Recuay	Ancash
COLLOTA XXVI	01-03421-06	200	Catac	Recuay	Ancash
COLLOTA XXVII	01-03438-06	300	Catac	Recuay	Ancash
COLLOTA XXVIII	01-03437-06	400	Catac	Recuay	Ancash

Location: The Collota project is located in northern Peru, in the District of Catac, province of Recuay, department of Ancash, on the eastern side of the Cordillera Negra mountain range, within the same location as the landmark Pierina gold mine operated by Barrick Gold. The project is 45 km south of the city of Huaraz, lying at an elevation between 4,100 and 4,600 meters above sea level. The project consists of 6 mining properties which cover a total surface area of 1900 hectares or 4694.9 acres.

The area is accessible from Lima by traveling through LIima, Huaraz, Conococha, Pumahuain, and Callota by combination of highway (Panamericana (North), paved secondary road and variable compacted mining road.

Geological Environment: The geology of the properties consists mainly of volcanic and intrusive rocks belonging to the Calipuy Group of the Upper Tertiary. The surface environment consists of tuffs, lapilli, ignimbrites, ash flows and dacitic-rhyolitic blocks probably coming from an extensive magmatic chamber and deposits of glacial flows from the Quaternary.

Mineralization: Collota is a gold epithermal deposit, similar to the type of deposit of the Pierina and Yanacocha mines, associated with porphyry Cu-Au. The mineralization is controlled by hydrothermal breccias with silicification and iron oxides (hematite – goethite) which have settled in fractures, faults and layers of tuffs with quartz-kaolinite and quartz-sericite alteration. Structurally there are parallel faults bearing towards the Andes which form the tectonic pit known as Callejon de Huaylas, controlled by hydrothermal breccias with silicification and iron oxides (hematite – goethite), which have settled in fractures, faults and tuff strata with quartz-Kaolinite and quartz-sericite alteration.

This is a quartz-alunite and quartz-alunite-kaolinite and argillic epithermal mineralization containing high quantities of pyrite. In the high area of the Quebrada Pumahuain the alteration varies to phyllitic, quartz-sericite-illite and may be related to a Cu-Au porphyry.

COLLOTA ONE PRJECT
		Surface Area
Name	Code No.		District	Province	Department
		(Hectares)
COLLOTA XXIX	01-04368-07	400	Marca, Hauyllapampa and Tapacocha	Recuay	Ancash
COLLOTA XXXI	03-00001-08	200	Catac	Recuay	Ancash

COLLOTA XXXII	03-00002-08	200	Catac	Recuay	Ancash
COLLOTA XXI	01-00448-05	800	Catac, Huayllapampa, Marca and Tapacocha	Recuay	Ancash

Location: The Collota One project consists of four mining properties located in northern Peru, reaching the Districts of Catac, Huayllapampa, Marca and Tapacocha in province of Recuay, department of Ancash. The project’s elevation varies between 4400 and 4600 meters above sea level and is accessible by a combination of road (paved and compacted) and foot travel, approximately 3 hours from the town of Huayllapampa.

Geological Environment: The project’s geology consists mainly of volcanic rocks of the Calipuy Group (Tertiary Period). At the higher areas there is a predominance of pyroclastic volcanic rocks, sequences of andesitic and dacitic lavas which appear as lapilli tuffs of intermediate composition, between andesitic and dacitic tuffs, mostly of a greenish grey color.

LOCROJA PROJECT
		Surface Area
Name	Code No.		District	Province	Department
		(Hectares)
LOCROJA XXI	03-00141-04	200	Santo Domingo de Capillas	Huaytara	Huancavelica

Location: The Locroja project consists of one property located in southern Peru, district of Santo Domingo de Cappelle, province of Huaytará, department of Huancavelica. It is accessible via the Panamericana (south) highway from the city of Ica followed by a combination of paved and compacted roads.

Geological Environment: The geology of the Locrija project belongs to Arequipa segment sector, which is part of Batolito de la Costa compound by plutons (tonalite-monzonite-granodiorite-granite) and middle bodies of diorites and basalt. The property is covered by medium grain volcanic rocks, of acid composition (granite to tonalite).

LAS HORQUETAS PROJECT
		Surface Area
Name	Code No.		District	Province	Department
		(Hectares)
ELMER XXII	01-0102679-07	900	Las Lomas	Sullana	Piura

Location: This Las Horquetas Project consists of one mineral property located in northern Peru, at the town of Las Horquetas in the Las Lomas District, Province of Sullana, Department of Piura. The project is approximately 1108 kilometers from Lima, resting at an elevation between 184 to 250 meters above sea level. It is accessible by the Panamericana (north) highway from Lima followed by a series of compacted dirt roads.

Geological Environment: The property is located in the central part of the Las Lomas plutonic complex. Las Lomas has been intruded completely by monzonite/granite. This is a whitish-grey coarse-grained rock with interwoven whitish plagioclase phenocrysts and flat hornblendes also interwoven in netlike shapes; some biotite crystals can be seen; the hornblende is thinly flaked and flexible. The tonalitic composition of the pluton varies towards the centre turning more clear having a similar aspect as the previous one also having a crystalline granular texture with a coarser grain with zoned plagioclases and a greater quantity of quartz.

INFERNILLO PROJECT
		Surface Area
Name	Code No.		District	Province	Department
		(Hectares)
INFIERNILLO XXI	01-00594-07	1000	Chamaca	Chumbivilcas	Cuzco
INFIERNILLO XXII	01-00847-07	952.29	Chamaca	Chumbivilcas	Cuzco
INFIERNILLO XXIII	01-00847-07	1000	Chamaca	Chumbilvilcas	Cuzco
INFIERNILLO XXIV	01-0848-07	800	Chamaca	Chumbivilcas	Cuzco

Location: The Infernillo project consists of four properties located approximately 76 km north east of Santo Tomás, district of Chamaca, Province of Chumbivilcas, Department of Cusco, at an elevation of 4000 meters above sea level. The property is approximately 1315 kilometers form Lima, and is accessible by a combination of paved highway, paved secondary roads and compacted back roads.

Geology:

The oldest rocks in the area correspond to a sequence of white quartzite of the Yura Group, locally known as the Mara Formation of the Middle Cretaceous. Overlying the Mara formation there is a series of grey to bluish grey limestone belonging to the Ferrobamba Formation of the Middle Cretaceous. The volcanic material formed by the lava spills of an andesitic nature and white, porous tuffs cover the above described rocks. There are diorite and granodiorite bodies and sometimes hornblende, intruding in the sedimentary rocks which in some places form magnetite-hematite bodies. Intense erosion occurred at a later date which formed the fill material of the Quebradas (ravines) and plains.

TURMALINA PROJECT
		Surface Area
Name	Code No.		District	Province	Department
		(Hectares)
TURMALINA XXII	01-04120-06	199.9	Canchaque and San Miguel De El Faique	Huancabamba	Piura
TURMALINA XXIV	01-05039-06	400	Canchaque and San Miguel de El Faique	Huancabamba	Piura

Location: The Turmalina Project consists for two properties touching upon the districts of Canchaque and San Miguel De El Faique (known as the Cerro Minas region) province of Huancabamba, Departament of Piura, at an average elevation of 2,840 meters above sea level. Both properties are located within the limits of the farming communities Agua Blanca Community (approximately 100 inhabitants and Pampa de Minas Community (approximately 150 inhabitants). The properties are accessible from the city of Huancabamba by series of paved and compacted road.

The topography of the area is very rugged. The main cause of the intensive erosion is probably the Los Potreros or Suri Pite rivers, which have caused a marked slope in the northern side of the claims rendering access impossible to that part of the area. The elevations differ within a short space, going from 1000 m to 3200 meters above sea level. Vegetation and recent soil deposits are abundant in the area and some places are covered, and the outcroppings cannot be observed. Water is abundant and is available almost every month of the year. Three lines of electric current provide a reliable power sources. The lines are accessible from the mineral deposit.

Geology: The rocks found in and around the area of the claims consist mainly of phyllites and andesitic volcanic rocks, which have been affected by a granite-dioritic intrusive. The phyllites are the oldest rocks in the area and are found in Canchaque, west of the claim. These phyllites belong to the Salas Formation of the Lower Paleozoic Period. Towards the eastern part of the claim there is an outcropping of a strong andesitic volcanic sequence, some of which is in pyrite form and in other sectors it was found fresh or in silicate form. Both of the above described units have been intruded by a body as a small medium to coarse grained granite-dioritic stock. Towards the West of the Canchaque site, there are sediments which consist of sandstone and sandstone surrounded by silicates which have been totally folded and faulted.

CHICAMA PROJECT

		Surface Area
Name	Code No.		District	Province	Department
		(Hectares)
ORO CHICAMA XXI	01-00596-07	1000	Bolognesi	Pallasca	Ancash

Location: The Chicama Gold prospect is located within the mining district of Bolognesi, in the Province of Pallasca, department of Ancash, in northern Peru. It is accessible by paved and variable compacted roads from the city of Bolognesi. .

Geology: It property presents a volcanic sequence of andesitic spills and tuffs of the Calipuy Group in contact with the Goyllarizquizga Mountain Group (Chulec and Carhuaz Formations) and the Chicama Formation from the Jurassic Period.

Competition

We are a new and un-established mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

We will also compete with other mineral exploration companies for financing from a limited number of investors that are prepared to make investments in mineral exploration companies. The presence of competing mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also compete with other mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

Government Regulations

General

Any operations at our mineral concessions will be subject to various laws and regulations in Peru which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We will be required to obtain those licenses, permits or other authorizations currently required to conduct exploration and other programs. There are no current orders or directions relating to us or our mineral concessions with respect to the foregoing laws and regulations. If we commence operations on our concessions, it is reasonable to expect that compliance with various regulations will increase our costs. Such compliance may include feasibility studies on the surface impact of our proposed operations, costs associated with minimizing surface impact, water treatment and protection, reclamation activities, including rehabilitation of various sites, on-going efforts at alleviating the mining impact on wildlife and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that the costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration, development, or mining operations on any of our mineral properties. We are not presently aware of any specific material environmental constraints affecting our properties that would preclude the economic development or operation of property in Peru.

The two primary entities in Peru that regulate and supervise mining companies are the Ministry of Energy and Mines and the National Institute of Concessions and Mining Cadastre. The Ministry of Energy and Mines oversees regulatory compliance for safety, environmental protection, job-related health, contractors, and mining development matters. In addition to the Ministry of Energy and Mines’ own officers, private companies specifically registered with the Ministry of Energy and Mines are also entitled to supervise such compliance. The National Institute of Concessions and Mining Cadastre grants mining concessions entitling the concession holder the right to explore and exploit the zone where such concessions are located. Concession holders are required to explain how operations will comply with Peruvian environmental regulations by filing an Environmental Impact Assessment.

Other Peruvian governmental and regulatory bodies involved with mining companies include the:

  National Institute of Natural Resources, which manages protected natural areas and issues an advisory opinion on every concessions holder’s Environmental Impact Assessment, to the extent that planned operations will alter natural landscape;
  General Bureau of Environmental Health of the Ministry of Health, which manages waste discharge into the environment and related issues, particularly those that may affect public health;
  Ministry of Internal Affairs, which approves the acquisition, transport and usage of explosives for mining companies;
  National Institute of Culture, which grants certifies the non-existence of archaeological remains, as typically required for the Environmental Impact Assessment;
  General Bureau of Harbor Masters’ Offices and Coastguards, which enforces sanctions if rivers or navigable lakes located within Peru’s national borders are contaminated for whatever reason; and
  Supervisory Board for Investment in Energy, which monitors compliance with conservation laws in regarding utility issues.

In conjunction with the Peruvian central government, regional governments manage natural resources and improving the quality of the environment on a sustained basis. In addition, municipalities grant licenses for municipal, business, and residential construction.

Environmental laws:

The Peruvian Ministry of Energy and Mines establishes an environmental protection policy and sets maximum allowable levels for effluents, signs environmental administrative stability agreements, oversees the impact of mining operations and imposes administrative sanctions.

Pursuant to Supreme Decree 38-98-EM approved on November 30, 1998, concession holders are required to obtain an environmental permit from the Directorate for Environmental Affairs in order to carry out exploration and development activities. Mining companies are responsible for the control of emissions, discharges of effluent and disposal of all by-products resulting from their operations, and for the control of substances that may impose any hazard, either due to excessive concentrations or prolonged exposure.

An exploration permit is only required in respect of surface hole drilling, and is not required for underground drilling. There is no guarantee that we will obtain the appropriate environmental permits in order to carry out any exploration.

Pursuant to Supreme Decrees 016-93-EM and 046-2001-EM, an environmental impact assessment must be approved by the Ministry of Energy and Mines before mining operations commence.

Impact of Environmental Non-Compliance

Non-compliance with Peruvian environmental laws or regulations can result in the imposition of administrative sanctions, such as fines, closure orders, or the lapse of mining concessions. Failing to comply with Environmental Impact Assessment obligations or tax regulations may result in criminal and civil action against the Company and its representatives.

Mine Closure Law

If we commence mining operations in the future, we may become subject to the Mine Closure Law, which provides that existing mining operations must submit a mine closure plan for certification to the Peruvian Ministry of Energy and Mines within a 6-month period, after the Mine Closure Law comes into effect.

Workers’ Participation

Under Peruvian law, every company that generates income and has more than twenty workers on its payroll is obligated to permit its workers to share in its profits. For mining companies, the percentage of this profit-sharing benefit is 8% of pre-tax income. Cooperatives, self-managed companies, civil partnerships and companies that do not have more than twenty workers are exempt from this profit-sharing obligation. Both permanent and contract workers must be taken into account for purposes of these laws; the only legal requirement is that such workers must be registered on a company’s payroll. The profit-sharing amount made available to each worker is limited to 18 times the worker’s monthly salary, based upon their salary at the close of the previous tax year.

Peruvian Bankruptcy Laws

Pursuant to Peruvian law, bankruptcy proceedings are heard by the Commission of Bankruptcy Proceedings, part of the Peruvian National Institute for the Defense of Free Competition and the Protection of Intellectual Property, a non-judicial government agency with exclusive jurisdiction in the administration of bankruptcy proceedings. Peruvian bankruptcy law regulates two major types of bankruptcy proceedings: (i) ordinary bankruptcy proceedings, which can be initiated only by a creditor; and (ii) preventive bankruptcy proceedings, which can be initiated only by a debtor.

In ordinary bankruptcy proceedings, the Commission of Bankruptcy may declare the debtor insolvent, triggering an injunction against the continuance of any action against the debtor or the debtor’s property. After the Commission of Bankruptcy has evaluated and classified all outstanding debts, a committee of creditors is appointed. The creditors’ committee will propose a plan to either reorganize the debtor, including a schedule for the repayment of its debts, or to dissolve the debtor and appoint a liquidator. Any plan proposed by the creditors’ committee must be approved by creditors holding at least two-thirds of the acknowledged debts.

During reorganization, the creditors’ committee assumes the powers and authority ordinarily exercised by the debtor’s board of directors, its officers and shareholders. A creditor holding in excess of two-thirds of the debtor’s acknowledged debts is in effect empowered to manage the affairs of the debtor, pay its debts, appoint new directors and officers and enter into agreements, among other things.

Peruvian Civil Process

Under Peruvian law, civil claims seeking money damages are decided by a First Instance Judge. The First Instance Judge may grant provisional remedies, including preliminary injunctions which are enforceable before the filing of a claim. Injunctions and decisions of First Instance Judges are subject to review, upon appeal, by a three member panel of the Judicial District Superior Court.

Appeal from the Judicial District Superior Court is permitted, in extraordinary circumstances, to the Supreme Court of The Republic of Peru, based on misinterpretation or non-application of the law by the lower courts or a violation of the due process.

Intellectual Property

We have not filed for any protection of our trademark for Dana Resources. We own the copyright of all of the contents of our website, www.danaresources.com, which we are currently developing.

Research and Development Expenditures

We have not spent any significant amounts on research and development activities since our inception.

Employees

As of June 5, 2008 we have no part time or full time employees. Our director and President works part time as independent contractor and works in the areas of business development and management. He currently contributes approximately 30 hours a week to Dana Resources. We plan to engage independent contractors in the areas of accounting, geological, legal, consulting, marketing, accounting, bookkeeping and other services.

Subsidiaries

As of June 5, 2008, we have no subsidiaries. We intend to incorporate a Peruvian subsidiary to which we will transfer title to our newly acquired Peruvian mineral concessions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership, as of June 5, 2008, of our common stock by our director, and by our executive officers and director as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of June 5, 2008, there were 75,200,710 of our common shares issued and outstanding. All persons named have sole voting and investment power with respect to the shares, except as otherwise noted.

		Amount and
	Name and Address of	Nature of
Title of Class	Beneficial Owner	Beneficial	Percent of
		Ownership	Class (1)
Common	Yuri Semenov (1)	10,000,000	13.29%
	Pushkinska 20-3
	Kiev, Ukraine
Common	Jehu Hand (2)	2,000,000 (3)	(4)
	24351 Pasto Road,
	Suite B
	Dana Point, California
	92629
Common	Len De Melt (5)	0	(4)
	All Officers and Directors	12,000,000 (6)	15.94%
	as
	a Group
Common	Elmer Moses Rosales	25,000,000 (7)	33.23%
	Castillo
	Casimiro Espejo 150
	San Isidro, Lima
	Peru
Total		37,000,000	49.17%

(1) Yuri Seminov resigned as our President and Chief Financial Officer as of April 28, 2008, and as our director effective April 29, 2008.

(2)	Jehu Hand resigned as our Secretary as of February 22, 2008.

(3)	Includes 1,000,000 shares held by Ecco Petroleum Family Limited Partnership and1,000,000 shares held by Sheridan Clearing Corporation. To our knowledge, Mr. Hand has voting and dispositive control over securities held by Ecco Petroleum Family Limited Partnership. Sheridan Clearing Corporation is the nominee Arrakis Select Inc. To our knowledge, Mr. Hand has sole voting and dispositive control over securities held by Arrakis Select Inc.

(4)	Less than 5%

(5)	Len De Melt is our President, Secretary, Treasurer, Chief Executive Officer, Principal Accounting Officer and our director.

(6) Does not include 25,000,000 shares held or controlled by Elmer Moises Rosales Castillo. We are committed to appoint Mr. Rosales Castillo as Chairman of our Board of Directors however his appointment is not effective as of the date of this Report.

(7) Includes 2,000,000 shares held by SMRL Virgen De Las Nieves IV, a Peruvian corporation. To our knowledge Elmer Moises Rosales Castillo had sole voting and dispositive control over securities held by SMRL Virgen De Las Nieves IV.

DIRECTOR AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

Directors and Officers

According to our bylaws, the authorized number of directors of the corporation shall be not less than one and may be as many as set by resolution of the Board of Directors.

Our current director and officer is:

Name	Age	Position
Len De Melt	62	Director, President, Chief
		Executive Officer, Chief Financial
		Officer, Principal Accounting
		Officer, Secretary, and Treasurer.

The director will serve as directors until our next annual shareholder meeting (or, if such meeting is not held, at a special meeting) or until a successor is elected who accepts the position. Officers hold their positions at the will of the Board of Directors. As of June 3, 2008 we are committed to appoint Mr. Elmer Moises Rosales Castillo as chairman of our board of directors and as the manager of a subsidiary of Dana Resources to be incorporated in Peru. We have agreed to pay to Mr. Rosales Castillo or his designee $10,000 per month in respect of his director and managerial services following his instatement. There are no other arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

Len De Melt, Director President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, and Treasurer.

Mr. De Melt is an engineering technologist and a graduate of the Haileybury School of Mines. He also holds a bachelor of arts degree in business and economics and a diploma of mechanical studies from the British Columbia Institute of Technology. He has held management positions with 12 mining companies internationally and was instrumental in starting and building six mines, including Gulf Oil's Rabbit Lake mine (uranium), Syncrude mine (oil sands), Denison Mines' Quintette (coal), Homestake's Golden Bear mine (gold), BHP's Ekati mine (diamonds) and Goldust's Croiner mine (gold). Mr. De Melt is well known within the mining industry and brings nearly 30 years of project management and mine development experience to the company. He was a director of several public and private mining companies, including Norsemont Resources Inc. and Vena Resources Inc.

Mr. De Melt is 62 years old, and has been self-employed for the past five years. Mr. De Melt is currently the Chairman and a Director of Nilam Resources Inc (OTCBB: NILR.OB). He does not hold any other directorships in any other companies subject to U.S. reporting requirements.

Code of Ethics

We have not adopted a code of ethics which applies to the chief executive officer, or principal financial and accounting officer, because of our level of operations at this time. We intend to adopt a code of ethics before June 30, 2008.

Audit Committee Financial Expert

We do not have an audit committee or financial expert because of the difficulty encountered by all small public companies in obtaining outside board members. We cannot predict when, if ever, we will be able to attract a person to the board of directors who is a financial expert.

EXECUTIVE COMPENSATION

Our description of executive compensation is incorporated by reference as Item 10 of our Report on Form 10-KSB filed on October 15, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

On April 29, 2008 we entered into a Management Agreement with our sole director, Len De Melt, regarding Mr. De Melt’s services as our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer. Pursuant to the agreement, we have agreed to pay to Mr. De Melt $5,000 per month payable at the conclusion of each month during which he provides his management services. Payments to Mr. De Melt are to begin at the end of May, 2008.

On June 3, 2008 we completed the purchase of 19 patented and unpatented base and precious metal mining concessions located in the provinces of Chumbivilcas, Recuay, Piura, Huaytara, Pallasca, and Huancabamba, Peru, from SMRL Angelo XXI, a Peruvian corporation. The purchase was completed pursuant to the Agreement for the Assignment of Mining Rights between us and Angelo XXI entered into on June 3, 2008, which agreement replaced the letter of intent between us and Angelo XXI entered into on March 8, 2008 as disclosed in our report on Form 8-K filed on March 13, 2008.

The purchase price of the property 25,000,000 restricted shares of our common stock valued at $1.1699 per share for a total value of $29,247,500, based on the closing price of our common stock as quoted on the OTC Bulletin Board on June 3, 2008. Angelo XXI is also entitled to receive a net production royalty of 1.5% of the proceeds of minerals mined and sold from the Concessions. We are also responsible for all costs associated with transferring and maintaining the title to the Concessions, including payment of $23,000 in past maintenance fees.

In accordance with the agreement 23,000,000 and 2,000,000 of the shares payable in respect of the purchase price were issued respectively to Mr. Elmer Moises Rosales Castillo of San Isidro, Lima, Peru and SMRL Virgen De Las Nieves IV, a Peruvian corporation. The agreement restricts any sale or transfer of the shares until May 16, 2010. Additionally, we have agreed to appoint Mr. Rosales Castillo as chairman of our Board of Directors and as general manager of our future Peruvian subsidiary. We have agreed to pay to Mr. Rosales Castillo or his appointee $10,000 per month for his Director and managerial services. Any amounts paid to Mr. Rosales Castillo in respect of fees for services will be deductible from any net production royalties payable to Angelo XXI.

Mr. Castillo is the president of both SMRL Angelo XXI and SMRL Virgen De Las Nieves IV. To our knowledge, Mr. Rosales Castillo has sole voting and dispositive control with regard to securities held by SMRL Virgen De Las Nieves IV. The issuance of the 25,000,000 shares brings our total issued and outstanding common stock to 75,200,710 and gives Mr. Rosales Castillo control over approximately 33% of our issued and outstanding capital stock.

There was no material relationship between us or our affiliates and Angelo XXI, other than in respect of the material definitive agreement entered into.

Other than as described above, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of our total assets for the last one fiscal year.

Our securities are quoted on the OTC Bulletin Board which does not have any director independence requirements.

Len De Melt is presently our sole director and as such does not meet any of the definitions for independent directors. Once we engage further directors and officers, we will develop a definition of independence and scrutinize our Board of Directors with regard to this definition.

LEGAL PROCEEDINGS

Management is not aware of any legal proceedings contemplated by any governmental authority or any other party against us. None of our directors, officers or affiliates are (i) a party adverse to us in any legal proceedings, or (ii) have an adverse interest to us in any legal proceedings. Management is not aware of any other legal proceedings that have been threatened against us.

MARKET PRICE AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is a limited public market for our common shares. Our common shares are quoted for trading on the OTC Bulletin Board under the symbol “DANR.OB”. Our common shares became eligible for quotation on the OTC Bulletin Board in September, 2007.

The following table shows the high and low prices of our common shares on the OTC Bulletin Board. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

Period	High	Low
April 1, 2008 – June 4, 2008	$2.25	$1.00
January 1, 2008 – March 31, 2008	$2.00	$0.123
October 1, 2007 – December 31, 2007	$0.002	$0.002
July 1, 2007 – September 30, 2007	$0.48	$0.16
April 1, 2007 – June 30, 2007	$1.51	$0.39
February 8, 2007 – March 31, 2007	$3.50	$0.95

As of June 5, 2008, there were 75,200,710 common shares outstanding, held by approximately 53 shareholders. To date, we have not paid any cash dividends on our common shares and do not expect to declare or pay any cash dividends on our common shares in the foreseeable future. Payment of any cash dividends will depend upon future earnings, if any, our financial condition, and other factors as deemed relevant by our Board of Directors.

Dividend Policy

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future.

RECENT SALES OF UNREGISTERED SECURITIES

On May 8, 2008 we issued 25,000,000 restricted common shares valued at $1.1699 per share to two non-U.S. individuals for the purchase of 19 patented and unpatented mining concessions pursuant to the Agreement for the Assignment of Mining Rights between us and Angelo XXI entered into on June 3, 2008, which agreement replaced the letter of intent between us and Angelo XXI entered into on March 8, 2008 as disclosed in our report on Form 8-K filed on March 13, 2008. The total value of the transaction was $29,247,500, based on the closing price of our common stock as quoted on the OTC Bulletin Board on June 3, 2008.

With respect to the unregistered sales made, we relied on Regulation S of the Securities Act of 1933, as amended. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the shares. Each investor was not a US person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a US person.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under our Articles of Incorporation and bylaws, we must indemnify any officer or director and may indemnify any other employee or person serving us at our request and who, because of such person’s position, is made a party to any threatened, pending or completed civil, criminal or administrative proceeding or investigation, provided that such person acted in good faith and in a manner such person reasonably believed to be in our best interest or if such had no reason to believe that his or her conduct was unlawful. To the extent that the officer, director, employee or other person is successful on the merits in a proceeding as to which such person to be indemnified, we must indemnify such person against all expenses incurred, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction determining, after exhaustion of all appeals therefrom, to be liable to us or for amount paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The indemnification is intended to be to the fullest extent permitted by the laws of the State of Wyoming.

FINANCIAL STATEMENTS

Our Financial Statements for the year ended June 30, 2007 and for three month period ended March 31, 2008 are respectively incorporated by reference as Item 7 of our Report on Form 10-KSB filed on October 15, 2007 and Item 1 of our Report on Form 10-QSB filed May 20, 2008.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Since inception, we have had no changes in or disagreements with our accountants. Our audited financial statements for the period ended March 31, 2007 have been referenced in this form 8-K in reliance upon De Joya Griffith & Company LLC, Certified Public Accountants & Consultants, as experts in accounting and auditing.

Exhibits.

Exhibit Number	Exhibit Description
10.1	Letter of Intent between Dana Resources and SMRL Angelo XXI dated March 8, 2008 (1)
10.2	Agreement for the Assignment of Mining Rights between Dana Resources and SMRL Angelo XXI date June 3, 2008.
(1) Incorporated by reference as exhibit 10.2 of our Report on Form 8-K filed on March 13, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2008	DANA RESOURCES
(Registrant)

By: /s/ Len De Melt
President